Exhibit 99.1 NITROMED, INC. 45 HAYDEN AVENUE, SUITE 3000 LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080 www.nitromed.com

NitroMed Receives Notification from NASDAQ

Regarding Non-Compliance with NASDAQ’s Minimum Bid Price Requirement

LEXINGTON, MA—(February 29, 2008) — NitroMed, Inc. (NASDAQ: NTMD) reported today that on February 28, 2008 the company received a letter from the NASDAQ Stock Market’s Listing Qualifications Department providing notification that, for the last 30 consecutive business days, NitroMed’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market under NASDAQ Marketplace Rule 4450(a)(5), referred to as the minimum bid price rule.  NASDAQ stated in such notification that, in accordance with NASDAQ Marketplace Rule 4450(e)(2), NitroMed has 180 calendar days, or until August 26, 2008, to regain compliance with the minimum bid price rule.

The NASDAQ notification also states that if at any time before August 26, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the company  has achieved compliance with the minimum bid price rule, although NASDAQ may, in its discretion, require that an issuer maintain a bid price of in excess of $1.00 for a period in excess of 10 days, but generally no more than 20 days,  before determining that it has demonstrated the ability to maintain long-term compliance.  If NitroMed does not regain compliance with the minimum bid price rule by August 26, 2008, NASDAQ will provide written notification that the company’s securities will be delisted from the NASDAQ Stock Market.  At that time, NitroMed may appeal NASDAQ’s determination to delist the company’s securities to a NASDAQ Listing Qualifications Panel. Alternatively, in the event such delisting is based solely upon non-compliance with the minimum bid price rule, NitroMed could apply to transfer its securities to The Nasdaq Capital Market, provided that NitroMed satisfies the requirements for initial listing on such market set forth in NASDAQ Marketplace Rule 4310(c), other than the minimum bid price rule. If such an application were approved and NitroMed otherwise maintains the listing requirements for the NASDAQ Capital Market, other than the minimum bid price requirement, NitroMed would be afforded the remainder of The NASDAQ Capital Market’s second 180 calendar day grace period in order to regain compliance with the minimum bid price rule.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated for the treatment of heart failure as an adjunct to current standard therapy, to improve survival, prolong time to hospitalization for heart failure and improve patient-reported functional status. There is little experience in patients with New York Heart Association (NYHA) class IV heart failure. Most patients in the clinical trial supporting effectiveness, referred to as A-HeFT, received, in addition to BiDil or placebo, a loop diuretic, an angiotensin converting enzyme inhibitor or an angiotensin II receptor blocker, and a beta blocker, and many also received a cardiac glycoside or an aldosterone antagonist.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks related to:

•                  events or developments affecting the Company’s share price in the near term that may affect its ability to achieve the minimum bid price requirement, including many factors outside of the Company’s control;

•                  the Company’s potential inability to maintain compliance with other listing requirements between now and August 26, 2008, which could result in delisting even if the Company achieved compliance with the minimum bid price rule during such time;

•                  the risk that NASDAQ exercises its discretion to require that the Company maintain a bid price of at least $1.00 per share for a period in excess of 10 days before determining that the Company demonstrated the ability to achieve long term compliance;

•                  the Company’s failure to successfully appeal NASDAQ’s delisting determination, if at all, or meet the requirements for listing on the NASDAQ Capital Market, if it fails to achieve the minimum bid price requirement by August 26, 2008; and

•                  other important risks relating to the company’s business, prospects, financial condition and results of operations that are discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which has been filed with the SEC, and in the other filings that the Company makes with the SEC from time to time.

The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane A. Kramer

P: 781.266.4220

C: 781.640.8499

Source: NitroMed, Inc.

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